Exhibit 99.1
PRESS RELEASE
For information contact:
Jim Storey
Director, Investor Relations & Corporate Communications
704.973.7107
jstorey@horizonlines.com
HORIZON LINES REPORTS IMPROVED SECOND-QUARTER FINANCIAL RESULTS
–	Revenue, Net Income and EBITDA Up from Year Ago

–	Container Volumes Increase Slightly; Rate, Net of Fuel, Marginally Lower

–	Full-Year Expectations Remain In Line with Prior Year
Comparison of GAAP and Non-GAAP Earnings (in millions, except per share data)*

	Quarters Ended
	6/20/10	6/21/09
GAAP:
Operating revenue	$305.6	$278.5
Net income (loss)	$3.7	$(31.1)
Net income (loss) per share	$0.12	$(1.02)

Non-GAAP:
EBITDA	$28.4	$3.5
Adjusted EBITDA*	$29.6	$28.5
Adjusted net income *	$4.8	$4.1
Adjusted net income per share*	$0.15	$0.13

*	See attached schedules for reconciliation of second-quarter 2010 and 2009 reported GAAP results to adjusted Non-GAAP results.
CHARLOTTE, NC, July 23, 2010 — Horizon Lines, Inc. (NYSE: HRZ) today reported improved financial results for its fiscal second quarter ended June 20, 2010.
On a GAAP basis, Horizon achieved second-quarter net income of $3.7 million, or $0.12 per fully diluted share, on revenue of $305.6 million. This compares with a net loss of $31.1 million, or $1.02 per share, on revenue of $278.5 million for the second quarter of 2009.
On an adjusted basis, second-quarter net income rose to $4.8 million, or $0.15 per fully diluted share, from $4.1 million, or $0.13 per fully diluted share, a year ago. The 2010 second-quarter adjusted net income excludes charges of $1.1 million, or $0.03 per diluted share, for antitrust-related legal expenses and a voluntary separation program for certain union employees. The 2009 adjusted net income excludes expenses totaling $35.2 million, or $1.15 per share, consisting primarily of a $20 million pretax charge related to the class-

Horizon Lines 2nd Quarter 2010	Page 2 of 12
action legal settlement in Puerto Rico, a $10.6 million tax valuation allowance, and $4.1 million in pretax antitrust-related legal expenses.
“Conditions improved somewhat, but remained challenging during the second quarter as the pace of our business continued to be impacted by the slow, uneven global economic recovery,” said Chuck Raymond, Chairman, President and Chief Executive officer. “We nevertheless achieved improved financial results by focusing on profitable revenue growth and continued diligent cost management. Free cash flow and debt paydown were ahead of expectations and we finished the quarter with adequate liquidity.
“The quarter’s financial results were positively impacted by improved contributions from our Alaska tradelane, terminal services provided to third parties, and logistics, as well as from increased overhead savings,” Mr. Raymond said. “Overall volume trends continued to improve slowly, resulting in very modest quarterly volume growth from a year ago. Although this trend is encouraging, the rate and degree of volume change in our GDP-driven domestic ocean freight business is historically slower and more muted than in many other transportation sectors. We expect the pace and sustainability of this trend will depend largely on the strength of the ongoing economic recovery in our markets and the corresponding impact on consumer confidence.
“Container rates, net of fuel, decreased slightly for the quarter, largely reflecting rate pressures in Puerto Rico, where capacity was added to the market in the second quarter, despite the ongoing recession there,” Mr. Raymond said. “We expect rates to remain under pressure in Puerto Rico.”
Second-Quarter 2010 Financial Highlights
Operating Revenue — Second-quarter operating revenue increased 9.7% to $305.6 million from $278.5 million a year ago. The largest factor in the $27.1 million revenue gain was an $18.5 million increase in fuel surcharges to help partially mitigate higher fuel costs. Terminal services and other revenue contributed $7.7 million of the improvement, while logistics added $6.9 million. Increased container volume accounted for $1.4 million of the revenue growth. Alaska registered a volume increase for the quarter, relative to a year ago, while volume in Hawaii/Guam and Puerto Rico declined slightly. Alaska and Hawaii/Guam have begun showing signs of modest economic recovery. Puerto Rico remains in recession, but has shown signs of stabilization, with overall industry ocean freight volumes to the island firming in recent months. However, vessel capacity was added to the Puerto Rico tradelane by a competitor in the second quarter, further pressuring pricing and contributing to an overall rate decline that decreased revenue by $1.1 million. Also partially offsetting the operating revenue increase was a $6.3 million decline related to the expiration of vessel management contracts with the federal government.

Operating Income (Loss) — GAAP operating income for the second quarter totaled $13.9 million, compared with an operating loss of $11.2 million for the second quarter of 2009. The 2010 GAAP operating income includes expenses of $1.1 million, consisting

Horizon Lines 2nd Quarter 2010	Page 3 of 12
of $1.0 million in antitrust-related legal expenses and $0.1 million in union severance charges. The 2009 GAAP operating loss includes a $20.0 million charge related to the class-action legal settlement in Puerto Rico, $4.1 million in antitrust-related legal expenses and $0.9 million in impairment and restructuring charges. Excluding these items, the second-quarter 2010 adjusted operating income totaled $15.0 million, compared with adjusted operating income of $13.7 million for the prior year’s second quarter. Second-quarter adjusted operating income improved from last year primarily due to better results from the Alaska tradelane, terminal services and logistics revenue gains, overhead savings, and lower costs related to new terminal services agreements. These favorable variances were partially offset primarily by higher expenses associated with crane repairs, tugboat usage, incremental maintenance and the inability to fully recover fuel price increases.

EBITDA — EBITDA totaled $28.4 million for the 2010 second quarter, compared with $3.5 million for the same period a year ago. Adjusted EBITDA for the second quarter of 2010 was $29.6 million, compared with $28.5 million for 2009. EBITDA and adjusted EBITDA for the 2010 and 2009 second quarters were impacted by the same factors affecting operating income (loss).

Shares Outstanding — The company had a weighted daily average of 30.9 million diluted shares outstanding for the second quarter of 2010, compared with 30.4 million outstanding for the second quarter of 2009.

Six-Month Results — For the six months ended June 20, 2010, operating revenue increased 7.4% to $591.7 million from $550.8 million for the same period in 2009. EBITDA totaled $39.5 million compared with $17.5 million a year ago. Adjusted EBITDA for the first six months of 2010 totaled $41.9 million, after excluding $2.4 million in antitrust-related legal expenses and union severance charges. Adjusted EBITDA for the first six months of 2009 totaled $47.7 million, after excluding $20 million for the Puerto Rico class-action settlement, $8.5 million in antitrust-related legal expenses, and $1.7 million for impairment, restructuring and other charges. The 2010 six-month net loss totaled $9.6 million, or $0.31 per share, compared with a net loss of $41.0 million, or $1.35 per share for the same period a year earlier. The adjusted net loss for the first six months of 2010 totaled $7.3 million, or $0.24 per share, compared with an adjusted net loss of $0.6 million, or $0.02 per share, a year ago.

Liquidity, Credit Facility Compliance & Debt Structure — As of June 20, 2010, the company had total liquidity of $68.1 million, consisting of $4.6 million in cash and $63.5 million of effective revolver availability. The company’s trailing 12-month interest coverage and senior secured leverage ratios were 3.81 times and 2.16 times, respectively, as compared to the credit agreement requirement of above 3.5 times and below 2.75 times, respectively. Funded debt outstanding totaled $563.1 million, consisting of $233.1 million in senior secured debt and $330.0 million in convertible notes, at a weighted average interest rate of 4.46%. The company’s senior secured debt matures in August 2012, but the maturity will accelerate to February 2012 if the

Horizon Lines 2nd Quarter 2010	Page 4 of 12
convertible notes are not refinanced or if arrangements are not being made for their refinancing by that date.
Please see attached schedules for the reconciliation of second-quarter 2010 and 2009 reported GAAP results and Non-GAAP adjusted results.
Outlook
“We continue to expect our 2010 adjusted EBITDA performance to be in the range of 2009 results,” Mr. Raymond said. “We are experiencing some economic stabilization and recovery in our markets, evidenced in part by the ongoing modest volume firming trend. But we also face continuing high fuel prices and ongoing rate pressure in Puerto Rico. To help mitigate these rate pressures, we are focusing on schedule integrity, customer service and cost management.
“We are making steady progress in preparation for the launch of our transpacific Asia liner service,” Mr. Raymond continued. “We have chosen Ningbo and Shanghai in Central China as our ports of call and continue to receive enthusiastic customer response to our service launch in December.”
Webcast & Conference Call Information
Company executives will provide additional perspective on the company’s financial results during a conference call beginning at 11:00 a.m. Eastern Time today. Those interested in participating in the call may do so by dialing 1-866-394-6819, and providing the operator with conference number 88026736. A copy of the presentation materials may be obtained from the Horizon Lines website, http://www.horizonlines.com, shortly before the start of the call. Alternatively, a live audio webcast of the call may be accessed at http://www.horizonlines.com. In order to access the live audio webcast, please allow at least 15 minutes before the start of the call to visit Horizon Lines’ website and download and install any necessary audio/video software for the webcast.
Use of Non-GAAP Measures
Horizon Lines reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The company also believes that the presentation of certain non-GAAP measures, i.e., EBITDA, free cash flow and results excluding certain costs and expenses, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance without the impact of significant special items. The company further feels these non-GAAP measures enhance the user’s overall understanding of the company’s current financial performance relative to past performance and provide a better baseline for modeling future earnings expectations. Non-GAAP measures are reconciled in the financial tables accompanying this news release. The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company’s reported GAAP results.

Horizon Lines 2nd Quarter 2010	Page 5 of 12
About Horizon Lines
Horizon Lines, Inc., is the nation’s leading domestic ocean shipping and integrated logistics company. The company owns or leases a fleet of 20 U.S.-flag containerships and operates five port terminals linking the continental United States with Alaska, Hawaii, Guam, Micronesia and Puerto Rico. The company also manages a domestic and overseas service partner network and provides integrated, reliable and cost competitive logistics solutions. Horizon Lines, Inc., is based in Charlotte, NC, and trades on the New York Stock Exchange under the ticker symbol HRZ.
Forward Looking Statements
The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target,” “projects,” “likely,” “will,” “would,” “could,” and similar expressions or phrases identify forward-looking statements.
All forward-looking statements involve risk and uncertainties. In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this press release might not occur. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. See the section entitled “Risk Factors” in our Form 10-K filed with the SEC on February 4, 2010, and in our Form 10-Q to be filed on July 23, 2010, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Those factors and the other risk factors described therein are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences.
(Tables Follow)

Horizon Lines 2nd Quarter 2010	Page 6 of 12
Horizon Lines, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	June 20,	December 20,
	2010	2009
Assets
Current assets
Cash	$4,572	$6,419
Accounts receivable, net of allowance of $8,082 and $7,578 at June 20, 2010 and December 20, 2009, respectively	130,811	123,536
Prepaid vessel rent	12,512	4,580
Materials and supplies	27,991	30,254
Deferred tax asset	2,929	2,929
Other current assets	10,251	9,027

Total current assets	189,066	176,745
Property and equipment, net	190,020	193,438
Goodwill	317,068	317,068
Intangible assets, net	93,385	105,405
Other long-term assets	30,655	25,854

Total assets	$820,194	$818,510

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$40,981	$43,257
Current portion of long-term debt	18,750	18,750
Accrued vessel rent	—	4,339
Other accrued liabilities	105,319	110,473

Total current liabilities	165,050	176,819
Long-term debt, net of current portion	522,043	496,105
Deferred rent	20,349	22,585
Deferred tax liability	4,248	4,248
Other long-term liabilities	17,212	17,475

Total liabilities	728,902	717,232

Stockholders’ equity
Preferred stock, $.01 par value, 30,500 shares authorized; no shares issued or outstanding	—	—
Common stock, $.01 par value, 100,000 shares authorized, 34,470 shares issued and 30,670 shares outstanding as of June 20, 2010 and 34,091 shares issued and 30,291 shares outstanding as of December 20, 2009	345	341
Treasury stock, 3,800 shares at cost	(78,538)	(78,538)
Additional paid in capital	195,802	196,900
Accumulated deficit	(25,469)	(15,874)
Accumulated other comprehensive loss	(848)	(1,551)

Total stockholders’ equity	91,292	101,278

Total liabilities and stockholders’ equity	$820,194	$818,510

Horizon Lines 2nd Quarter 2010	Page 7 of 12
Horizon Lines, Inc.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share data)

	Quarters Ended		Six Months
	June 20,	June 21,	June 20,	June 21,
	2010	2009	2010	2009
Operating revenue	$305,585	$278,484	$591,718	$550,835
Operating expense:
Cost of services (excluding depreciation expense)	256,013	226,339	508,800	455,998
Depreciation and amortization	11,203	11,165	22,218	22,140
Amortization of vessel dry-docking	3,318	3,609	6,371	7,407
Selling, general and administrative	21,890	28,006	43,591	55,774
Settlement of class action lawsuit	—	20,000	—	20,000
Restructuring charge	—	213	—	1,001
Impairment charge	—	659	—	659
Miscellaneous income, net	(753)	(300)	(190)	(119)

Total operating expense	291,671	289,691	580,790	562,860
Operating income (loss)	13,914	(11,207)	10,928	(12,025)
Other expense:
Interest expense, net	10,283	9,254	20,566	18,686
Loss on modification of debt	—	50	—	50
Other expense, net	6	11	6	10

Income (loss) before income tax (benefit) expense	3,625	(20,522)	(9,644)	(30,771)
Income tax (benefit) expense	(25)	10,561	(50)	10,264

Net income (loss)	$3,650	$(31,083)	$(9,594)	$(41,035)

Net income (loss) per share:
Basic	$0.12	$(1.02)	$(0.31)	$(1.35)
Diluted	$0.12	$(1.02)	$(0.31)	$(1.35)

Number of shares used in calculation:
Basic	30,595	30,438	30,558	30,431
Diluted	30,942	30,438	30,558	30,431

Dividends declared per common share	$0.05	$0.11	$0.10	$0.22

Horizon Lines 2nd Quarter 2010	Page 8 of 12
Horizon Lines, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended
	June 20,	June 21,
	2010	2009
Cash flows from operating activities:
Net loss	$(9,594)	$(41,035)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	11,899	11,824
Amortization of other intangible assets	10,319	10,316
Amortization of vessel dry-docking	6,371	7,407
Amortization of deferred financing costs	1,700	1,209
Impairment charge	—	659
Restructuring charge	—	1,001
Loss on modification of debt	—	50
Deferred income taxes	—	10,357
Gain on equipment disposals	—	(291)
Gain on sale of interest in joint venture	(724)	—
Stock-based compensation	1,563	1,919
Accretion of interest on 4.25% convertible notes	5,313	4,905
Changes in operating assets and liabilities:
Accounts receivable	(7,276)	663
Materials and supplies	2,263	(3,070)
Other current assets	(1,224)	150
Accounts payable	(2,276)	(3,106)
Accrued liabilities	(9,016)	12,780
Vessel rent	(14,115)	(13,361)
Vessel dry-docking payments	(10,764)	(8,593)
Other assets/liabilities	322	(992)

Net cash used in operating activities	(15,239)	(7,208)

Cash flows from investing activities:
Purchases of property and equipment	(5,577)	(7,154)
Proceeds from the sale of interest in joint venture	1,100	—
Proceeds from the sale of property and equipment	234	853

Net cash used in investing activities	(4,243)	(6,301)

Cash flows from financing activities:
Borrowing under revolving credit facility	75,500	45,000
Payments on revolving credit facility	(45,500)	(20,000)
Payments on long-term debt	(9,375)	(3,275)
Dividends to stockholders	(3,060)	(6,694)
Common stock issued under employee stock purchase plan	70	75
Payments of financing costs	—	(3,406)

Net cash provided by financing activities	17,635	11,700

Net decrease in cash	(1,847)	(1,809)
Cash at beginning of period	6,419	5,487

Cash at end of period	$4,572	$3,678

Horizon Lines 2nd Quarter 2010	Page 9 of 12
Horizon Lines, Inc.
Adjusted Operating Income Reconciliation
($ in Thousands)

	Quarter Ended	Quarter Ended	Six Months Ended	Six Months Ended
	June 20, 2010	June 21, 2009	June 20, 2010	June 21, 2009
Operating Income (Loss)	$13,914	$(11,207)	$10,928	$(12,025)

Adjustments:
Antitrust Legal Expenses	1,030	4,062	1,988	8,486
Union Severance	97	—	360	—
Legal Settlement	—	20,000	—	20,000
Impairment Charge	—	659	—	659
Restructuring Charge	—	213	—	1,001

Total Adjustments	1,127	24,934	2,348	30,146

Adjusted Operating Income	$15,041	$13,727	$13,276	$18,121

Horizon Lines 2nd Quarter 2010	Page 10 of 12
Horizon Lines, Inc.
Adjusted Net Income (Loss) Reconciliation
($ in Thousands)

	Quarter Ended	Quarter Ended	Six Months Ended	Six Months Ended
	June 20, 2010	June 21, 2009	June 20, 2010	June 21, 2009
Net Income (Loss)	$3,650	$(31,083)	$(9,594)	$(41,035)

Adjustments:
Antitrust Legal Expenses	1,030	4,062	1,988	8,486
Union Severance	97	—	360	—
Legal Settlement	—	20,000	—	20,000
Impairment Charge	—	659	—	659
Restructuring Charge	—	213	—	1,001
Loss on Modification of Debt	—	50	—	50
Tax Valuation Allowance	—	10,561	—	10,561
Tax Impact of Adjustments	(7)	(339)	(5)	(302)

Total Adjustments	1,120	35,206	2,343	40,455

Adjusted Net Income (Loss)	$4,770	$4,123	$(7,251)	$(580)

Horizon Lines 2nd Quarter 2010	Page 11 of 12
Horizon Lines, Inc.
Adjusted Net Income (Loss) Per Share Reconciliation

	Quarter Ended	Quarter Ended	Six Months Ended	Six Months Ended
	June 20, 2010	June 21, 2009	June 20, 2010	June 21, 2009
Net Income (Loss) Per Share	$0.12	$(1.02)	$(0.31)	$(1.35)

Adjustments Per Share:
Antitrust Legal Expenses	0.03	0.14	0.06	0.29
Union Severance	—	—	0.01	—
Legal Settlement	—	0.65	—	0.66
Impairment Charge	—	0.02	—	0.02
Restructuring Charge	—	0.01	—	0.03
Tax Valuation Allowance		0.34	—	0.34
Tax Impact of Adjustments	—	(0.01)	—	(0.01)

Total Adjustments	0.03	1.15	0.07	1.33

Adjusted Net Income (Loss) Per Share	$0.15	$0.13	$(0.24)	$(0.02)

Horizon Lines 2nd Quarter 2010	Page 12 of 12
Horizon Lines, Inc.
EBITDA and Adjusted EBITDA Reconciliation
($ in Thousands)

	Quarter Ended	Quarter Ended	Six Months Ended	Six Months Ended
	June 20, 2010	June 21, 2009	June 20, 2010	June 21, 2009
Net Income (Loss)	$3,650	$(31,083)	$(9,594)	$(41,035)

Interest Expense, Net	10,283	9,254	20,566	18,686
Tax (Benefit) Expense	(25)	10,561	(50)	10,264
Depreciation and Amortization	14,521	14,774	28,589	29,547

EBITDA	28,429	3,506	39,511	17,462
Antitrust Legal Fees	1,030	4,062	1,988	8,486
Union Severance	97	—	360	—
Legal Settlement	—	20,000	—	20,000
Impairment Charge	—	659	—	659
Restructuring Charge	—	213	—	1,001
Loss on Modification of Debt	—	50	—	50

Adjusted EBITDA	$29,556	$28,490	$41,859	$47,658

Note: EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization. We believe that EBITDA is a meaningful measure for investors as (i) EBITDA is a component of the measure used by our board of directors and management team to evaluate our operating performance, (ii) the senior credit facility contains covenants that require the Company to maintain certain interest expense coverage and leverage ratios, w hich contain EBITDA, and (iii) EBITDA is a measure used by our management team to make day-to-day operating decisions. Adjusted EBITDA excludes certain charges in order to evaluate our operating performance, for making day-to-day operating decisions and w hen determining the payment of discretionary bonuses.
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